                                                                    Exhibit 10.4



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



           This Agreement (this "Agreement") is made as of the 3rd day of April, 2002, between CAPITALSOURCE FINANCE LLC, a limited liability company formed under the laws of the State of Delaware (the "Company") and the successor to Streamline Finance LLC ("Streamline"), and Steven A. Museles (the "Employee").

           The Employee is currently employed as Senior Vice President and Chief Legal Officer of the Company pursuant to the terms of an Employment Agreement dated as of July 10, 2000 (the "Original Agreement") between Streamline and the Employee.

           The Company is the successor to Streamline. The Company and the Employee desire to amend and restate the Original Agreement as set forth in this Agreement.

           NOW, THEREFORE, the parties agree as follows:

1.         DEFINITIONS.

           As used herein the following terms shall have the meaning specified in this Section 1. Capitalized terms used but not defined herein shall have the meanings specified in the CapitalSource Holdings Operating Agreement.

           (a) "Affiliate" means, collectively, CapitalSource Holdings, each Subsidiary, and any Person that owns a controlling interest in the Company and any successor thereto.

           (b) "Applicable Period" means the period of the Employee's employment hereunder and continuing until the latest of (i) December 31, 2005, (ii) one year after termination of his employment with the Company other than for Cause, and (iii) one year after the end of the period with respect to which Employee is receiving Base Salary under this Agreement. Notwithstanding the foregoing, the Applicable Period shall terminate upon the termination of the Company's business following its liquidation and dissolution (but shall not terminate if the Company's business continues through a successor or otherwise), a "Voluntary Dissolution".

           (c) "Area" means the United States.

           (d) "Base Salary" has the meaning set forth in Section 3(a)(i).

           (e) "Bonus Payment" has the meaning set forth in Section 3(a)(ii).

           (f) "Business of the Company" means the business of providing the types of loans to and investments in small to mid-sized growth companies described in Section V of the Business Plan attached as Exhibit B to the CapitalSource Holdings Operating Agreement, using both a traditional and an Internet origination and customer service platform, and any other material business conducted by any of the CapitalSource Entities.

           (g) "CapitalSource Entities" means, collectively, the Company and the Affiliates and "CapitalSource Entity" means any of the CapitalSource Entities.

           (h) "CapitalSource Holdings" means CapitalSource Holdings LLC, a Delaware limited liability company and the holder of 99.9% of the equity interests in the Company.

           (i) "CapitalSource Holdings Operating Agreement" means the Operating Agreement of CapitalSource Holdings dated as of September 7, 2000, by and among the members thereof, as the same may be further amended or supplemented.

           (j) "Cause" means the occurrence of any of the following events:

               (i) the Employee's conviction of or plea of nolo contenders to a felony, (other than in connection with a traffic violation) under any state or federal law; or

               (ii) the Employee's material breach of this Agreement (as a result of gross negligence or intentional acts) or the Employee's commission of fraud or malfeasance relating to any CapitalSource Entity or his duties;

           (k) a "Change in Control" shall be deemed to have occurred on the date of (i) the acquisition, whether by merger, consolidation, recapitalization, reorganization or sale or transfer of equity interests, by any Person (other than a CapitalSource Entity) of beneficial ownership of 60% or more of the then outstanding equity interests of the Company or CapitalSource Holdings, or (ii) the sale or disposition of all or a substantial portion of the assets of the Company or CapitalSource Holdings to any Person (other than a CapitalSource Entity). Notwithstanding the foregoing, an IPO shall not be deemed a Change in Control.

           (l) "Commencement Date" is defined in Section 4(a).

           (m) "Company Operating Agreement" means the Operating Agreement of the Company dated as of September 7, 2000, by and among the members thereof, as the same may be further amended or supplemented.

           (n) "Competing Business" means any Person which is engaged, directly or indirectly in whole or as a material part of its business, in the Business of the Company within the Area.

           (o) "Confidential Information" means all data, information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through his relationship to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The provisions in this Agreement restricting the use of Confidential Information shall survive until three (3) years after the end of the Applicable Period.

           (p) "Disability" means (i) the Employee has been declared incompetent by the decree of a court having jurisdiction or (ii) upon the written opinion of a physician reasonably acceptable to the Employee and the Manager that because of illness, injury or other physical or mental disability, the Employee is unable to reasonably perform his duties hereunder, and that such disability has existed for a continuous period of at least six (6) months, or for any nine (9) months during a period of eighteen (18) months.

           (q) "Good Reason" means (i) the Company, or any successor, shall diminish Employee's duties and responsibilities at any time during the Term, including by changing his title to one that would reasonably be understood to have diminished duties or responsibilities; (ii) the Company requires Employee to relocate more than 25 miles from Chevy Chase, Maryland; or (iii) the Company breaches the terms of this Agreement in any material respect.

           (r) "IPO" means an underwritten public offering registered under the Securities Act of 1933, as amended, by the Company or CapitalSource Holdings, or a corporate successor to the Company or CapitalSource Holdings, of its equity securities.

           (s) "Manager" means CapitalSource Holdings, in its capacity as the sole manager of the Company, and its successors and assigns in such capacity.

           (t) "Person" means any individual, corporation, partnership, co-tenancy, joint venture, business trust, unincorporated organization or association, or any other legal entity, whether or not a party to this Agreement.

           (u) "Subsidiary" means any corporation of which the Company or CapitalSource Holdings owns securities having a majority of the ordinary voting power in electing the board of directors, directly or through one or more subsidiaries, and any partnership, limited liability company or other entity in which the Company or CapitalSource Holdings owns a controlling interest, directly or through one or more subsidiaries.

           (v) "Term" is defined in Section 4(a).

           (w) "Termination Date" means the date which corresponds to the first to occur of

               (i)     the death or Disability of the Employee,

               (ii)    the last day of the Term as provided in Section 4(a), or

               (iii) the date set forth in a notice of termination given pursuant to Section 4(b) or 4(c).

           (x) "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers which

               (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use,

               (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and

               (iii)   relates to the Business of the Company.

           (y) "Voluntary Dissolution" is defined in Section 1(b).

           (z) "Work" means a copyrightable work of authorship, including without limitation, any technical descriptions for products, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

2.         TERMS AND CONDITIONS OF EMPLOYMENT.

           (a) Employment. The Company hereby employs the Employee as its Senior Vice President and Chief Legal Officer, and the Employee accepts such employment with the Company in such capacity. The Employee shall have such authority and responsibilities as are typically held by the senior vice president and chief legal officer of a commercial finance company, including the management of the internal legal department

           (b) Exclusivity. Throughout the Employee's employment hereunder, the Employee shall faithfully and industriously perform his duties at a level reasonably expected of a Senior Vice President and Chief Legal Officer of a commercial finance company, and shall diligently follow and implement all management policies and decisions of the Company. The Employee shall devote all of his time, energy and skill during regular business hours to the performance of the duties of the Employee hereunder (vacations and reasonable absences due to illness excepted).

3.         COMPENSATION

           (a) (i) Base Salary. In consideration for the Employee's services hereunder, the Company shall pay to the Employee an annual base salary (the "Base Salary") in the amount of $300,000 initially. The Employee's annual base salary shall be reviewed at least annually by the Chief Executive Officer of the Company, who may increase (but not decrease) the Employee's annual base salary from time to time. The Company shall pay the annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company, from time to time in effect, require.

               (ii) Bonus Payment. During the Term, the Employee shall be eligible to receive for each calendar year an annual bonus (each, a "Bonus Payment"), payable at the sole discretion of the Manager. In the event the Manager determines to pay such bonus for any calendar year, such bonus shall in no event be more than 100% of the Base Salary for such year and such bonus shall be paid no later than the end of the first calendar quarter of such year. After a Change of Control occurs, as long as the Employee continues to be employed by the Company, he shall be paid an annual Bonus Payment of not less than 50% of his Base Salary.

           (b) Vacation. The Employee shall be entitled to four weeks vacation annually to be taken at times mutually convenient to the Company and the Employee.

           (c) Expenses. The Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by the Employee in connection with the performance of the Employee's duties of employment hereunder; provided, however, the Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies adopted by the Company from time to time.

           (d) Disability Insurance. The Company shall provide and pay all costs associated with disability insurance for the Employee from an insurance company satisfactory to the Employee. The disability policy shall provide, to the extent possible, for disability insurance payments to the Employee sufficient to replace the Employee's Base Salary on an after-tax basis until the Employee reaches age 65.

           (e) Benefits. In addition to the benefits payable to the Employee specifically described herein, the Employee shall be entitled to such non-compensatory benefits as generally may be made available to the Company's senior officers from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

           (f) No Other Benefits. The Employee shall not be entitled to any benefits or compensation from the Company other than those provided for herein.

           (g) Shares or Units. The Employee shall be entitled to receive 100,000 shares (or units) under the Company's stock participation program. Notwithstanding anything in the stock participation program to the contrary, such shares (or units) shall vest no slower than 20% on the Commencement Date and an additional 20% on each of the first four anniversary dates of the Commencement Date. Such shares (or units) will be subject to a written buy-sell program (to be developed by the Company) based on the fair value of such shares or units at the time of any purchase by the Company (which fair value will be determined as set forth in the written program), which will apply while the Company is a private company. Additionally, the vesting of all such shares (or units) and all additional shares (or units) granted to the Employee which have not yet vested shall accelerate (i) upon a Change in Control and (ii) upon the expiration of the Term for any reason other than for Cause pursuant to Section 4(b) of this Agreement, in which case all shares (or units) then held by the Employee which have not yet vested will be fully vested immediately.

4.         TERM, TERMINATION AND TERMINATION PAYMENTS.

           (a) Term. The term of this Agreement (the "Term") shall commence on August 22, 2000 (the "Commencement Date") and shall expire on December 31, 2005, with automatic extensions for successive additional one-year terms, as provided herein. One hundred eighty (180) days before December 31, 2005, and one hundred eighty (180) days before the end of each year thereafter, this Agreement will be extended for an additional one-year period unless either party gives prior written notice to the other of termination. In the event prior notice of termination is given, this Agreement shall terminate at the end of the remaining Term then in effect. In addition, the Term shall expire upon a Voluntary Dissolution.

           (b) Effect of Termination for Cause, Voluntary Resignation or upon Death or Disability of Employee. Upon termination of this Agreement and the Employee's employment hereunder for Cause or upon Employee's voluntary resignation without Good Reason, death or Disability, the CapitalSource Entities shall have no further obligation to the Employee or the Employee's estate with respect to this Agreement or the Employee's employment by the Company, except for payment of Base Salary accrued pursuant to Section 3(a) hereof and unpaid at the Termination Date, subject to the provisions of Section 10 hereof. Nothing contained in this Agreement shall limit or impinge any other rights or remedies of the Company or the Employee under any other agreement or plan to which the Employee is or may be a party or of which the Employee is or may be a beneficiary.

           (c) Effect of Termination Other than for Cause. In the event of a termination by the Company other than for Cause, or by the Employee for Good Reason, the Employee shall be entitled (1) to receive from the Company an amount equal to two times his Base Salary at the rate then in effect plus $50,000 payable in a single lump sum on the Termination Date and (ii) to participate in all pension, insurance and other benefit plan programs or arrangements on terms identical to those applicable to other senior officers of the Company for one year following the Termination Date; or if such benefit plan programs are not available, the Company shall pay for Employee to obtain substantially similar benefits from a third party of the economic value thereof. Further, all shares (or units) granted to Employee that have not yet vested at the time of termination other than for Cause shall immediately vest in full. Notwithstanding the foregoing, if the termination other than for Cause is a termination by the Employee for Good Reason in connection with a Change in Control solely due to a change in Employee's title but not his duties or responsibilities, Employee shall be entitled to receive from the Company an amount equal to his Base Salary at the rate then in effect plus $50,000, payable in a lump sum on the Termination Date.

           (d) Certain Additional Payments by the Company. (i) Except as set forth below if it shall be determined that any payment or distribution by or for the account of the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(d) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of the Excise Tax and all other taxes (including, without limitation income taxes) that are imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(d), if it shall be determined that Employee is entitled to a Gross-Up Payment, but that Employee, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Employee resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee, the Payments, in the aggregate, made to Employee shall not exceed the Reduced Amount, and Employee shall have the right, in Employee's sole discretion, to designate those payments or benefits that should be reduced or eliminated to satisfy such requirement.

               (ii) Subject to the provisions of Section 4(d)(iii) all determinations required to be made under this Section 4(d), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent, certified public accounting firm or such other certified public accounting firm as may be designated by Employee and shall be reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company, Employee shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4(d), shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate Employee for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an "Underpayment"). If the Company exhausts its remedies pursuant to Section 4(d)(iii) and Employee is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

               (iii) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that they desire to contest such claim, Employee shall:

                       (A) give the Company any information reasonably requested
               by the Company relating to such claim,

                       (B) take such action in connection with contesting such
               claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                       (C) cooperate with the Company in good faith effectively
               to contest such claim, and

                       (D) permit the Company to participate in any proceedings
               relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

               (iv) Notwithstanding anything in this Section 4(d) to the contrary, the Company shall only be obligated to pay a Gross-Up Payment to Employee in an amount up to $200,000, to the extent any Gross-Up Payment shall be required to be made hereunder.

5.         AGREEMENT NOT TO COMPETE.

           The Employee agrees that commencing on the Commencement Date and continuing through the Applicable Period, he will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company's sole discretion), within the Area (including by way of the Internet), either directly or indirectly, on the Employee's own behalf, or in the service of or on behalf of others, (i) own any interest in, participate in the ownership or management of, or be compensated by, or consult for any Competing Business, or (ii) except as a member of any law firm after the Termination Date, engage in or provide any services to any Competing Business. Nothing in this Section 5 shall, however, prohibit the Employee from owning five percent (5%) or less of the outstanding securities of a Competing Business which securities are listed for trading on a national securities exchange or NASDAQ. Notwithstanding anything in this Agreement to the contrary, the Employee may participate in charitable, civic, political, social, trade, or other non-profit organizations to the extent such participation does not materially interfere with the performance of his duties hereunder, and may serve as a nonmanagement director of business corporations (or in a like capacity in other for-profit organizations) so long as it does not materially interfere with the Employee's obligations hereunder.

6.         AGREEMENT NOT TO SOLICIT EMPLOYEES.

           The Employee agrees that commencing on the Commencement Date and continuing through the Applicable Period, he will not, either directly or indirectly, on the Employee's own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person who is a full-time employee of any CapitalSource Entity; and, in addition, that he will not hire any former full-time employee for the Employee's business unless such person's employment with any of the CapitalSource Entities has been terminated for at least six (6) months.

7.         OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.

           (a) Confidentiality. The Employee hereby assigns to the Company, and hereby acknowledges and agrees to be the exclusive property of the Company, all Confidential Information and Trade Secrets that have been received or have been developed by him in connection with the CapitalSource Entities and their respective businesses, including, but not limited to, the Business Plan and any and all economic models, know-how and processes. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Employee while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Employee will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets.

           (b) Return of Company Property. Upon request by the Company, and in any event upon termination of the employment of the Employee with the Company for any reason, as a prior condition to receiving any final compensation hereunder (including payments pursuant to Section 4 hereof), the Employee will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Employee's custody, control or possession.

           (c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Employee prior to or after the date hereof. The covenants restricting the use and disclosure of Confidential Information and Trade Secrets will continue and be maintained by the Employee until three (3) years after the Applicable Period.

8.         COPYRIGHTS.

           (a) Ownership and Assignment. The Employee hereby assigns to the Company, and hereby acknowledges and agrees to be the exclusive property of the Company, all Works that have been developed by him in connection with the CapitalSource Entities and their respective businesses, including, but not limited to, the Business Plan and any and all economic models, know-how and processes and acknowledges and agrees that such Works and any Works created by the Employee in the course of his employment hereunder are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code, and that all right, title and interest to copyrights in all Works which have been or will be prepared by the Employee within the scope of his employment hereunder or his duties with respect to any of the CapitalSource Entities shall be the property of the Company. The Employee further acknowledges and agrees that, to the extent the Provisions of Title 17 of the United States Code do not vest in the Company the copyrights to any Works, the Employee will assign and hereby does assign to the Company all right, title and interest to copyrights which the Employee may have in such Works.

           (b) Registration. The Employee agrees to disclose to the Company all Works referred to in the immediately preceding paragraph and execute and deliver all applications for registration, registrations, and other documents relating to the copyrights to the Works and provide such additional assistance, as the Company may deem necessary and desirable to secure the Company's title to the copyrights in the Works. The Company shall be responsible for all expenses incurred in connection with the registration of all such copyrights.

9.         CONTRACTS OR OTHER AGREEMENTS WITH FORMER EMPLOYER OR BUSINESS.

           The Employee hereby represents and warrants that he is not subject to any employment agreement or other document or arrangement, in each case, affecting the ability of the Employee to provide his services exclusively to the Company pursuant to this Agreement or restricting the ability of the Employee to compete with any Person. The Employee's provision of services as contemplated hereby would not breach any contract, agreement, judgment or order binding on the Employee.

10.        REMEDIES.

           (a) The Employee agrees that the covenants and agreements contained in Sections 5, 6, 7 and 8 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the Business of the Company; that the Company is engaged in and throughout the Area in the Business of the Company; that the Employee has access to and knowledge of the Company's business and financial plans; that irreparable loss and damage will be suffered by the Company should the Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in recognition that money damages may not be an adequate remedy to the Company, in addition to other remedies available to it, the Company shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Employee of any of such covenants or agreements, without the necessity of posting a bond.

           (b) All rights of the Company and all remedies available to it shall be enforced solely as directed by the Company and no extension, waiver, amendment or consent of or under this Agreement shall be effective unless approved by the Company.

           (c) Notwithstanding anything to the contrary in this Agreement, the sole obligation of the Employee to the CapitalSource Entities under this Agreement upon a termination of his employment pursuant to Section 4(c) shall be to observe and comply with the provisions of Sections 6, 7 and 8 hereof and the Employee shall not otherwise be liable to the CapitalSource Entities or their members.

11.        NO SET-OFF.

           The existence of any claim, demand, action or cause of action by the Employee against any CapitalSource Entity, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder, The existence of any claim, demand, action or cause of action by the Company against the Employee, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employee of any of his rights hereunder.

12.        NOTICE.

           All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):



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

           If to the Company:        CapitalSource Finance LLC
                                     c/o CapitalSource Holdings LLC
                                     4445 Willard Avenue
                                     12th Floor
                                     Chevy Chase, MD  20815
                                     Attn: Executive Manager

           If to the Employee:       Steven A. Museles
                                     7505 Arrowood Road
                                     Bethesda, MD 20817

           Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13.        MISCELLANEOUS.

           (a) Assignment. Neither this Agreement nor any right of the parties hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party.

           (b) Waiver. The waiver by the Company of any term of or the breach of this Agreement by the Employee shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

           (c) Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach hereof, shall be promptly submitted to, and determined by, a single arbitrator selected by the American Arbitration Association, or by any other arbitrator mutually agreed upon by the Employee and the Company. Such arbitration shall take place in Montgomery County, Maryland. However, the provisions of this Subsection (c) shall not prevent the Company from instituting an action under this Agreement for specific performance of this Agreement or injunctive relief as provided in Section 10 hereof. In the event of arbitration, the Company shall advance all expenses (including legal fees) incurred by the Company or the Employee; provided that expenses advanced by the Company to cover expenses incurred by the Employee shall be reimbursed by the Employee if the Company prevails in the arbitration.

           (d) Indemnification. To the maximum extent permitted by law and the Company's governing documents, the company shall indemnify, save and hold Employee harmless from and against any an all claims and expenses, including, but not limited to, attorneys', and experts' fees, arising out of or in connection with Employee's duties under this Agreement.

           (e) Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Maryland.

           (f) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral and all prior agreements.

           (g) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

           (h) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

           (i) Captions and Section Headings Except as set forth in Section 1 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

           IN WITNESS WHEREOF, the Company and the Employee have each executed and delivered this Agreement as of the date first shown above.


                                    THE COMPANY:

                                    CAPITALSOURCE FINANCE LLC

                                    By: /s/ John K. Delaney
                                       ----------------------------------------

                                    Title: Chairman and Chief Executive Officer
                                          -------------------------------------


                                    EMPLOYEE:

                                    Name: /s/ Steven A. Museles
                                         --------------------------------------
                                                 Steven A. Museles





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